NEWS RELEASE

Contacts:
Main Street Capital Corporation
Todd A. Reppert, President and CFO
treppert@mainstcapital.com
713-350-6000

Dennard Rupp Gray and Easterly, LLC
Ken Dennard
ksdennard@drg-e.com / 713-529-6600
Augustine Okwu
gokwu@drg-e.com / 404-532-0086

Main Street Capital Announces Monthly Dividends for January, February and March 2009 of $0.125
Per Share

Confirms Projected Dividend Range of $1.50 to $1.65 Per Share for 2009

HOUSTON, TEXAS, December 3, 2008 – Main Street Capital Corporation (NASDAQ-GS: MAIN) (“Main Street”) announced today that its Board of Directors declared monthly dividends of $0.125 per share for January, February and March 2009. These monthly dividends, which will be payable pursuant to the table below, equate to a total of $0.375 per share for the first quarter of 2009. The dividends declared for the first quarter of 2009 represent a 10.3% increase from the dividends per share paid in the first quarter of 2008. The dividends per share for the first quarter of 2009 also equate to an approximate annualized yield of 16.6% based on Main Street’s current share price.

Summary of First Quarter 2009 Monthly Dividends

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
12/3/08	12/17/08	12/19/08	1/15/09	$0.125
12/3/08	1/20/09	1/22/09	2/16/09	$0.125
12/3/08	2/18/09	2/20/09	3/16/09	$0.125

		Total for First Quarter 2009:		$0.375

Main Street also confirmed its projected dividend range of $1.50 to $1.65 per share for calendar year 2009. The estimated range for total 2009 dividends was determined based upon projections of 2009 taxable income, anticipated 2009 portfolio activity, and the estimated amount of undistributed 2008 taxable income (or “spillover income”) which may be utilized to pay dividends during 2009. Main Street intends to continue providing quarterly updates to its 2009 dividend guidance based upon actual 2009 taxable income and portfolio activity.

Main Street’s dividends are paid from taxable income, which includes both ordinary taxable income and capital gains. The Board declares dividends based on estimates of annual taxable income, which differs from book income due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from the prior year for distribution in the current year. It is currently estimated that first quarter 2009 dividends will consist substantially of ordinary income for tax purposes. The final determination of 2009 taxable income, as well as the tax attributes for 2009 calendar year dividends, will be made after the close of the 2009 tax year and may differ from the estimates above.

Main Street maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its stockholders, unless a stockholder has elected to receive dividends in cash. As a result, if Main Street declares a cash dividend, our stockholders who have not “opted out” of the DRIP by the dividend record date will have their cash dividend automatically reinvested into additional shares of our common stock. Main Street has the option to satisfy the share requirements of the DRIP through the issuance of new shares of common stock or through open market purchases of common stock by the DRIP plan administrator. Newly-issued shares will be valued based upon the final closing price of Main Street’s common stock on the last trading day prior to the dividend payment date. Shares purchased in the open market to satisfy the DRIP requirements will be valued based upon the average price of the applicable shares purchased by the DRIP plan administrator, before any associated brokerage or other costs.

ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies. Main Street’s investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one-stop” financing alternatives to its portfolio companies.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including but not limited to the annualized dividend yield represented by the first quarter 2009 dividends, the projected range for full year 2009 dividends, and the estimated tax attributes of the first quarter 2009 dividends. Any such statements, other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.

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